Consent of Independent Registered Public Accounting Firm

Dais Analytic Corporation Odessa, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2011, relating to the financial statements of Dais Analytic Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Cross, Fernandez & Riley, LLP
Tampa, Florida

June 21, 2011

201 S. Orange Avenue, Suite 800 • Orlando, FL 32801-3421 • 407-841-6930 • Fax: 407-841-6347
525 Pope Avenue NW • Winter Haven, FL 33881 • 863-299-5638 • Fax: 863-299-8944
511 West Bay Street, Suite 350 • Tampa, FL 33606 • 813-321-6869 • Fax: 813-448-1886
www.cfrcpa.com